LifeVantage Appoints Cindy Latham to Board of Directors

Salt Lake City, UT, February 17, 2022, (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq:LFVN) today announced the appointment of Cindy Latham to the Company's Board of Directors. Latham is a senior-level marketing executive with over 30 years of experience leading global marketing, research and development, and product teams in direct selling organizations.

Garry Mauro, Chairman, said of the appointment: "We are delighted to welcome Cindy to the LifeVantage Board. She is a proven leader with outstanding industry experience and a strong track record of driving growth.”

“It’s an honor to join the Board at this time, to help shape new strategies and tactics that leverage the incredible power of the LifeVantage brand across a global network of distributors and customers,” said Latham. “With a talented leadership team, strong foundation and unique product platform, the Company is well positioned for growth.”

About Cindy Latham

Cindy currently serves as Executive Marketing Consultant at Latham Consulting Services, a strategic marketing consulting firm. She has over 30 years of experience leading global marketing, research and development, and product teams in direct selling organizations. Prior to Latham Consulting Services, Cindy served as Chief Marketing Officer at Plexus Worldwide, where she developed the branding strategy and led the full rebranding of the company. She also built an award-winning marketing, research and development organization and drove significant revenue growth. Her previous experience includes 17 years at Shaklee Corporation, most recently as Senior Vice President of Global Marketing, where she was responsible for marketing, new product development, corporate branding, market research, creative services, business development, and environmental and sustainability initiatives.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+™, ProBio™, and Daily Wellness™ dietary supplements, TrueScience® is the Company's line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ™, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com